INTEGRITY FUND SERVICES, LLC

TRANSFER AGENCY AGREEMENT ADDENDUM

ADDENDUM, effective commencing on May 1, 2012 to the Transfer Agency Agreement dated July 31, 2009 and, as amended, between Integrity Fund Services, LLC (the "Transfer Agent") and The Integrity Funds (each a "Fund" or collectively, the "Funds").

The original Transfer Agency Agreement is hereby amended to provide for the addition of the new Integrity Dividend Harvest Fund to the current line of Funds offered by The Integrity Funds.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 1, 2012.

THE INTEGRITY FUNDS

By: ______________________________________
President

INTEGRITY FUND SERVICES, LLC

By: ______________________________________
President